Exhibit (m)(i)

AMENDED AND RESTATED

PLAN OF DISTRIBUTION PURSUANT

TO RULE 12b-1

(CLASS A SHARES)

PLAN OF DISTRIBUTION adopted as of the 1st day of January, 1999, as amended and restated on August 27, 2007, by SunAmerica Focused Series, Inc., a Maryland corporation (the “Corporation”), on behalf of the Class A shares of its separately designated series, set forth on Schedule A (the “Portfolios”).

WITNESSETH:

WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Portfolios are separately designated investment series of the Corporation with their own investment objectives, policies and purposes, offering separate classes of shares of common stock, par value $.0001 per share, of the Corporation (the “Shares”); and

WHEREAS, the Corporation has entered into a Distribution Agreement with AIG SunAmerica Capital Services, Inc. (the “Distributor”), pursuant to which the Distributor acts as the exclusive distributor and representative of the Corporation in the offer and sale of the Shares to the public; and

WHEREAS, the Corporation desires to adopt this Distribution Plan (the “Plan”) pursuant to Rule 12b-1 under the Act, pursuant to which the Portfolios will pay an account maintenance fee and a distribution fee to the Distributor with respect to Class A shares of the Portfolios; and

WHEREAS, the Board of Directors of the Corporation (the “Directors”) as a whole, and the Directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “12b-1 Directors”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Portfolios and their Class A shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Corporation on behalf of the Portfolios hereby adopts this Plan, as amended and restated, on the following terms:

1. Distribution Activities. The Portfolios shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.10% of average daily net assets attributable to Class A shares of the Portfolios to compensate the Distributor and certain securities firms (“Securities Firms”) for providing sales and promotional activities and services. Such activities and services will relate to the sale, promotion and marketing of the Class A shares. Such expenditures may consist of sales commissions to financial consultants for selling Class A shares, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in their sales and promotional activities, including advertising expenditures related to the Class A shares of the Portfolios and the costs of preparing and distributing promotional materials with respect to such Class A shares. Payment of the distribution fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Distributor from collecting distribution fees in any given year, as provided hereunder, in excess of expenditures made in such year for sales and promotional activities with respect to a Portfolio.

2. Account Maintenance Activities. The Portfolios shall pay the Distributor an account maintenance fee under the Plan at the end of each month at the annual rate of up to 0.25% of average daily net assets attributable to Class A shares of the Portfolios to compensate the Distributor and Securities Firms for account maintenance activities.

3. Payments to Other Parties. The Portfolios hereby authorize the Distributor to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Sections 1 and 2 hereof. The Distributor may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 5 hereof.

4. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Directors or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class A shares of a Portfolio, on not more than 60 days’ written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

5. Quarterly Reports. The Treasurer of the Corporation shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class A shares of the Portfolios and any related agreement and the purposes for which such expenditures were made.

6. Term and Termination. (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Directors of the Corporation, and (ii) the 12b-1 Directors.

(b) This Plan may be terminated, as to any Portfolio, at any time by vote of a majority of the 12b-1 Directors or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class A shares of the Portfolios. The termination of the Plan with respect to a Portfolio will not cause the termination of the Plan with respect to any other Portfolio.

7. Amendments. This Plan may not be amended, as to any Portfolio, to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class A shares of the Portfolios, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

8. Selection and Nomination of Directors. While this Plan is in effect, the selection and nomination of those Directors of the Corporation who are not interested persons of the Corporation shall be committed to the discretion of such disinterested Directors.

9. Recordkeeping. The Corporation shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

10. Definition of Certain Terms. For purposes of this Plan, the terms “assignment,” “interested person,” “majority of the outstanding voting securities,” and “principal underwriter” shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Corporation or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

11. Separate Series. Pursuant to the provisions of the Articles of Incorporation, each Portfolio is a separate series of the Corporation, and all debts, liabilities and expenses of Class A shares of a Portfolio shall be enforceable only against the assets of Class A shares of the Portfolio and not against the assets of any other series or class of shares or of the Corporation as a whole. The provisions of the Plan are severable for each series of the Corporation and whenever any action referred to herein is taken, that action must be taken separately for each series affected by the matter.

Dated: August 27, 2007

SCHEDULE A

Focused Large-Cap Growth Portfolio

Focused Growth Portfolio

Focused Mid-Cap Growth Portfolio

Focused Small-Cap Growth Portfolio

Focused Large-Cap Value Portfolio

Focused Value Portfolio

Focused Mid-Cap Value Portfolio

Focused Small-Cap Value Portfolio

Focused Dividend Strategy Portfolio

Focused Growth and Income Portfolio

Focused International Equity Portfolio

Focused Technology Portfolio

Focused StarALPHA Portfolio